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                                   EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                                                                     Three Months ended March 31,
                                                                                 -----------------------------------
                                                                                     2000                   1999
                                                                                 ------------           ------------
Computation of income ( loss ) per common share:

   Net income (loss) applicable to common stockholders                           $ (1,854,686)          $  3,332,039

   Weighted average number of common shares
         outstanding                                                               54,236,200             47,798,022

   Net income (loss) per common share                                            $      (0.03)          $       0.07

Computation of income ( loss ) per common share assuming full dilution:

   Net income (loss) applicable to common stockholders                                     --              3,332,039

   Plus: Income impact of assumed conversions
        Preferred stock dividends                                                          --                 38,945
        Interest on convertible notes                                                      --                 21,834

   Income available to common stockholders
        assuming conversion                                                                --              3,392,818

   Weighted average number of common
        Shares outstanding                                                                 --             47,798,022


   Plus incremental shares from dilutive securities
        Convertible preferred stock                                                        --              1,959,297
        Convertible notes payable                                                          --              2,435,660
        Warrants                                                                           --                246,616
        Options                                                                            --              2,413,357

   Adjusted weighted average number of
        common shares                                                                      --             54,852,952

Net income (loss) per common share                                                         --                   0.06
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No computation of diluted loss per common share is included for the 2000 period because such Computation results in an antidilutive loss per common share.